EXHIBIT 99.1

MetroCorp Bancshares, Inc. Announces Additional Provision for Loan Losses

HOUSTON—(June 16, 2003) MetroCorp Bancshares, Inc. (Nasdaq:MCBI) a Texas community banking organization serving primarily the Asian and Hispanic markets, today announced it has increased its provision for loan losses for May 2003 as a result of $1.4 million in loan charge-offs during the month. The May 2003 provision was $1.5 million which follows $200,000 in April 2003 and $800,000 in the first quarter ended March 31, 2003.

The charge-offs were made based on revised appraisals, financial performance, cash flows and other local economic factors surrounding certain loans in the Company’s ongoing loan review program. The types of loans impacted by the charge-offs were primarily concentrated in the hospitality industry, with the largest loan being $1.9 million.

At May 31, 2003, the allowance for loan losses was $11.0 million. The ratio of the allowance for loan losses to total loans at May 31, 2003, March 31, 2003 and December 31, 2002 was 2.01%, 1.94% and 1.92%, respectively. Net nonperforming assets at May 31, 2003, March 31, 2003 and December 31, 2002 were at $25.2 million, $21.6 million and $15.5 million, respectively.

Allen Brown, President of MetroCorp Bancshares, Inc. and Chief Executive Officer of MetroBank, N.A., said, “ We believe we continue to make progress in identifying those credits which may have difficulty in an uncertain economy. While there is no assurance we have identified all probable losses inherent in the portfolio, we will continue our risk assessment of the portfolio.”

MetroCorp Bancshares, Inc. with $856 million in assets, provides a full range of commercial and consumer banking services through its wholly owned subsidiary, MetroBank, N.A. The Company has 14 full-service banking locations in the greater Houston and Dallas metropolitan areas. For more information, visit the Company’s Web site at www.metrobank-na.com.

The statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements describe MetroCorp’s future plans, projections, strategies and expectations, are based on assumptions and involve a number of risks and uncertainties, many of which are beyond MetroCorp’s control. Actual results could differ materially from those projected due to changes in interest rates, competition in the industry, changes in local and national economic conditions and various other factors. Additional information concerning such factors that could affect MetroCorp is contained in MetroCorp’s filings with the SEC.

Contact:

MetroCorp Bancshares, Inc., Houston

Allen Brown, President (713) 776-3876
          or
David D. Rinehart, Executive Vice President/CFO (713) 776-3876